UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Teppco Partners L.P.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

November 30, 2006

Dear TEPPCO Unitholder,

I am compelled to once again intrude upon your time to ask you to vote your proxy, if you have not already done so. As you may have read in our press release, we adjourned the special meeting of unitholders today and will reconvene the meeting at 1:00 PM on December 8, 2006. Under the terms of our partnership agreement, this is the last date that we can reconvene the meeting provided for in our proxy statement dated September 5, 2006. Please vote your proxy today to have your voice heard in this very important vote.

If approved, proposals 1 through 5 would reduce our general partner’s maximum percentage interest in our distributions and amend our partnership agreement. ALL OF PROPOSALS 1 THROUGH 5 MUST PASS FOR ANY OF THESE PROPOSALS TO BE EFFECTIVE.

The graph below illustrates the differences in the cash distributions for various hypothetical annual distribution levels that we would pay our general partner and its owner under our current partnership agreement and under the proposed partnership agreement, including the newly issued units to our general partner, assuming proposals 1 through 5 pass.

Reduced distributions to our general partner and its owner under the proposed partnership agreement would result in additional cash available for the partnership’s business, including investments for growth and increases in distributions to our unitholders.  As indicated by the graph, this additional cash can be approximately $24 million at a $3.45 per unit annual distribution. The hypothetical distribution levels set forth in the graph above are presented for illustrative purposes only and are not projections.  Our actual distribution levels may vary materially from those indicated above. Please refer to the proxy statement dated September 5, 2006 for additional information.

PLEASE VOTE TODAY. IF PROPOSALS 1 THROUGH 5 DO NOT PASS AT THE UPCOMING MEETING ON DECEMBER 8, WE DO NOT KNOW WHEN, IF EVER, THE GENERAL PARTNER MAY BRING THESE PROPOSALS UP FOR A NEW VOTE.

Your vote is important, regardless of the number of units you hold. Thank you for your continued support of TEPPCO. Enclosed is a letter from the Chairman of EPCO, Inc., which controls our general partner, stating his views on the importance of this vote.

Best Regards,

Jerry E. Thompson
President and Chief Executive Officer

DAN L. DUNCAN

Chairman

November 30, 2006

Mr. Jerry Thompson

President & Chief Executive Officer

of the General Partner of TEPPCO Partners, L.P.

P. O. Box 4324

Houston, TX 77210

Dear Jerry:

I just read the TEPPCO press release announcing the adjournment of the special meeting of unitholders. I am hopeful that each of your unitholders will take advantage of the adjournment and vote his or her proxy in favor of these proposals. When I purchased the general partner of TEPPCO in early 2005, my objective was and remains to implement changes that should result in a higher level of consistent long-term growth in value and distributions for TEPPCO’s partners. I believe the proposals contained in the proxy statement will position TEPPCO to be more competitive in growing the partnership, creating value and increasing distributions to its limited partners.

More specifically, Proposals 1 through 5, which are associated with the reduction of the incentive distribution rights to the general partner and certain amendments to the partnership agreement, should have the following positive benefits to the limited partners:

•              result in no increase in distributions currently being paid to the owner of TEPPCO’s general partner and, in fact, reducing the amount of distributions paid to the owner of TEPPCO’s general partner as distributions to the limited partners are increased;

•              lower the company’s cost of capital, thus facilitating the partnership’s ability to make more accretive acquisitions and increase distributions to its limited partners;

•              increase the limited partner units owned by the general partner and its owner, which will further align the interests of the general partner and its owner with those of the limited partners; and

•              update TEPPCO’s governance structure so it is more in line with most other publicly traded partnerships, which require only a majority vote of unitholders on most matters.

Jerry, as I am sure you are aware, I have an established track record of generating long-term sustainable returns for the unitholders of Enterprise Products Partners L.P. I see the same exciting opportunities ahead for TEPPCO; however, the first step is approval of each of Proposals 1 through 5 contained in the current proxy statement.

Respectfully,

P.O. Box 4735
Houston, Texas 77210-4735
713.381.6505	1100 Louisiana Street
Fax 713.381 6570	Houston, Texas 77002-5227